Exhibit 10.9.1

Commercial Lease

BETWEEN THE UNDERSIGNED:

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MIWIMMO, Société Civile Immobilière [a real estate company] with capital of 2,000 Euros, headquartered in THEIX (56450) at 6, rue Frédéric Chopin, registered in the register of commerce and companies of Vannes under the number D 513 197 582, represented by its managers, Mr. Olivier DAVID and Mr. François LARVOR, acting in their capacity, duly authorized for this purpose in accordance with the bylaws.

hereinafter called the lessor,

party of the first part,

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MIWIM, Société à Responsabilité Limitée [a limited liability company] with capital of 55,000 Euros, headquartered in THEIX (56450) at 6, rue Frédéric Chopin, registered in the register of commerce and companies of Vannes under the number B 494 052 343, represented by its managers, Mr. Olivier DAVID and Mr. François LARVOR, acting in their capacity, duly authorized for this purpose in accordance with the bylaws.

hereinafter called the lessee,

party of the second part,

It has been agreed and decided as follows:

The lessor hereby leases in the building located at

Parc Pompidou – Building B – 2nd floor B11 – Unit 17 – Avenue Pompidou 56000 VANNES the premises described below to the lessee who accepts, for the term and subject to the specifications, clauses and conditions below.

Description (plan appended to this lease)

Premises for use as office space located on the 2nd floor, door B11 of the building, with a surface area of 194 square meters, including, on September 23, 2009:

Six offices, a meeting room, a staff lounge, a small file storage area and a restroom.

The Lessor authorizes the Lessee, at the lessee’s exclusive expense, to modify the layout of the premises as presented in the proposed plan dated September 2009 appended hereto, namely:

A reception area, two offices, an open-concept office space, a meeting room, a staff lounge, a file storage area and restrooms.

Purpose

The lessee may use the premises for advertising agency, advertising sales and business development activities. All other activities are excluded under penalty of application of the cancellation clause set forth herein.

Term

This lease is granted for a term of nine years beginning on October 1, 2009, with the right for the lessee alone to terminate this lease at the end of either of the first two periods of three years each, by informing the lessor at least six months in advance by extra-judicial document in accordance with the required legal procedures.

Rent amount

This lease is granted and accepted in exchange for an annual base rent amount set at € 17,745, excluding taxes, payable in twelve equal monthly payments of € 1,478.75, excluding taxes, and in advance on the first of each month.

The rent amount stipulated, as well as all expenses or incidentals, are understood to be exclusive of VAT: the lessee agrees to pay in addition to this rent amount the amount of VAT or any other tax substituted for it at the rate legally in force on the date of each payment.

Revision

The rent will be revisable in accordance with the terms and conditions set forth for this purpose by articles L. 145-37 et seq. of the Commercial Code and the decree of September 30, 1953, or by any legal or regulatory provisions that are substituted for them.

The rent amount indicated above will be increased or decreased according to the change in the cost of construction index published quarterly by the INSEE.

The rent amount will be readjusted automatically without any need for prior notice at the end of each annual period of the lease or its renewal by tacit agreement, according to the percentage of change in the index chosen.

The base index used to set the initial rent amount stipulated above is, by agreement of the parties, the latest index published on the date this lease is signed, i.e., the one for the 1st quarter of 2009, or 1503 points.

For each future readjustment, this index will be compared to the one of the same quarter of the following year, which will make it possible to establish the rent revision rate. The same comparison will be made on each anniversary date of the lease.

If, during the lease, its extension or its potential renewals, publication of this index is interrupted, the legal substitute index, or, if no such index exists, the closest one of those existing at the time will be applied automatically.

If the parties cannot reach an agreement, the substitute index will be designated by the Presiding Judge of the regional court in whose jurisdiction the building is located, ruling during summary proceedings and asked to do so at the request of the first party to act.

It is expressly stipulated that this indexing clause is an essential and determining condition of this lease, without which it would not have been signed.

Expenses – rent incidentals

In addition to the rent amount, the lessee must pay its share of all present and future taxes, municipal taxes, fees, expenses and incidentals pertaining to the property, including maintenance or repair costs of any kind as well as all management expenses. Particularly, if the building is placed under the co-ownership system, this includes the expenses and fees of the Property Management Company, so that the lessor will receive, as has been agreed, a rent amount net of all expenses and taxes.

On each payment date and in addition to the rent amount, in the first year the lessee will pay a sum estimated provisionally at € 376.76, excluding taxes for the period from 10/01/09 to 12/31/09.

•	€ 190.36, excluding taxes, for the 2009 property tax.

•	€ 186.43, excluding taxes, for the provisions provided for by the Property Management Company in the budget for the fiscal year in progress

Beginning on January 1, 2010, and for one year, in addition to the rent amount, the lessee will pay a sum provisionally estimated at € 426.43, excluding taxes.

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€ 240, excluding taxes, over 10 months for the 2009 property tax. The adjustment of the property tax will be made during the months of November and December (Assessment or Repayment of the excess amount collected).

•	€ 186.43, excluding taxes, for the provisions provided for by the Property Management Company in the budget for the fiscal year in progress.

The statements of expenses will be drawn up on June 30, 2009 of each year and will be subject to an adjustment statement that will be sent to the lessee.

For the following years, the amount of expenses collected quarterly will conform to the annual budget as drawn up by the lessor and of which the lessee must be informed prior to any collection.

General conditions

This lease is granted subject to the ordinary and legal specifications and conditions and more particularly according to those cited above, which the lessee agrees to perform and accomplish without being able to claim compensation or a reduction of the rent amount.

I. – Possession – enjoyment – terms and conditions of use

I.1. – Possession:

It will take the leased premises in the condition in which they are found without being able to require the lessor to do any work of any kind or any renovations.

Since the lessee planned, with the lessor’s agreement, to perform the conversion work for the premises according to the plan submitted (proposed plan dated September 2000, appended), it has been decided by mutual agreement to waive drawing up a condition of premises report.

I.2. – Administrative authorizations:

The lessee will see personally to obtaining all administrative authorizations required to carry on its commercial activity in the leased premises.

I.3. – Furnishings:

The lessee must keep the leased premises constantly furnished for the entire term of the lease with furniture and equipment in sufficient quantity and of a sufficient value to satisfy the payment of the rent amounts and expenses at all times, as well as the performance of the conditions of the lease by carrying on its activities in them continuously.

I.4. – Taxes – levies – fees:

The lessee must pay all contributions and taxes, all municipal, police and trash collection charges for which the lessees are or could be liable; it will also pay for its gas, electricity and telephone use and will provide proof of payment whenever asked to do so by the lessor so that the lessor is never disturbed in this regard.

I.5. – Building rules:

The lessee must comply with the general or internal rules of the building or with the co-ownership rules, if any, making sure that the tranquility of the other occupants is not disturbed in any way as a result of its business, its personnel or its suppliers.

In particular, it must not in any case:

•	store goods or equipment in the common areas of the building;

•	overload the floors beyond the acceptable limit;

•	install any stands or displays on the sidewalk in front of the building.

1.6. – Compliance with the administrative requirements:

The lessee must comply with the requirements, rules and ordinances in force, particularly concerning trash collection, health, the police, safety, labor inspection and, in general, with all requirements relating to its activity so that the lessor is never disturbed or sued.

II. – Maintenance – conversion – miscellaneous interventions

II.1. – Maintenance of the leased premises:

The lessee must maintain the leased premises and return them when the lease ends in a good state of repair of all kinds, including repairs resulting from dilapidation; the lessor is only liable for major repairs resulting from article 606 of the Civil Code.

It must more particularly and for the entire term of the lease, its extension or its renewals, handle upkeep and repair of all latches, doors, windows, general locksmithing, blinds, floor repairs, pipes, faucets, electrical and gas systems, meters, downspouts and waste pipes, restroom facilities, as well as the replacement of all equipment, the items above being non-limiting and mentioned for guidance purposes only.

Finally, it must immediately inform the lessor of any repairs likely to be borne by the lessee or the lessor.

II.2. – Maintenance of the leased premises:

The lessee must tolerate without compensation or reduction of the rent amount, regardless of the duration, the major repairs and all work that the lessor deems it useful to have done in the building, provided that they do not hamper its activity.

It must also allow free access to the water and gas pipes or electrical conduits, ventilation or other ducts, by moving or removing all equipment or fixtures it has installed at its expense.

II.3. – Compliance work:

The lessee will bear the financial expense for all work, regardless of the nature or the duration, whose execution in the leased premises results from administrative or hygiene, safety or health-related requirements or injunctions, etc., and in general from any existing or future regulations resulting both from the premises presently leased and the commercial activities carried on in them.

II.4. – Conversion or construction by the lessee:

The lessee may not make any change in the layout, cut through walls or floors or carry out any demolition or construction work without the written consent of the lessor, to whom estimates and plans must be submitted in advance.

The work may be undertaken only after the plans and estimates are signed by the lessor and all the administrative authorizations required, where applicable, have been obtained.

It must be executed by qualified contractors and under the direction of the building’s architect whose fees will be paid by the lessee.

II.5. – Signs:

Any installation of awnings, canopies, glass awnings or signs (lighted or not) as well as any projections from the façade of the building or in the common areas is subordinate to the lessor’s prior consent and, where applicable, to obtaining all administrative authorizations required.

II.6. – Accession:

All embellishments as well as all developments or conversions carried out with the lessor’s consent will be acquired by the lessor by accession without compensation at the end of this lease.

The lessor nevertheless reserves the right, when the premises are returned at the end of possession, to require that they be returned to their original condition without any compensation.

II.7. – Inspection of the premises:

The lessee will allow the lessor or its architect and all contractors and workers to inspect the premises at least once a year as well as if work is performed in the building or at its instigation in the leased premises.

During the six months preceding the end of the lease, the lessee must allow any person authorized by the lessor to tour the leased premises on business days from 9 am to 11 am and from 2 pm to 6 pm; it must, during this same period, allow the lessor to display a notice or a sign to indicate that the premises are for lease.

The same right to tour and to post will exist at any time if the leased premises are put up for sale.

III. – Assignment – subletting

III.1. – Personal use:

The lessee must occupy the leased premises personally; it is prohibited from loaning them or from granting the use of them, even temporarily or free of charge, to a third party as well as from domiciling any individual or legal entity in them.

III.2. – Subletting:

The lessee may not sublet all or part of the leased premises.

If, in derogation of this provision, the partial sub-letting of the premises is authorized by the lessor, the lessee must comply with the legal requirements and the whole of the premises will retain an indivisible nature according to the common intent of the parties.

III.3. – Assignment:

The lessee may only assign its right to this lease in full and to the acquirer of its business or its company and following approval of the assignee by the lessor.

It will remain guarantor for and jointly and severally liable with its assignee and the successors of this assignee for payment of the rent amounts and expenses and for the performance of the conditions of this lease.

IV. – Liability – waivers of recourse

IV.1. – Competition:

The lessor expressly reserves the right to lease other premises in the building with a view toward carrying on any commercial activities, even similar or competing activities, without any recourse on the part of the lessee.

IV.2. – Interruption of services:

The lessee may not claim any compensation or reduction of the rent amount if the water, electricity, gas service and, where applicable, heating and elevator service or all other services of the building are interrupted.

IV.3. – Waivers of recourse:

The lessee expressly waives:

•	seeking compensation or a reduction of the rent amount in case of moisture or flooding resulting from water infiltration or broken pipes for any reason whatsoever;

•	invoking the lessor’s liability for disturbance of enjoyment or damage caused by third parties, particularly in case of theft or break in, or by other tenants of the same building;

•	seeking compensation or a reduction of the rent amount in case of any modification or elimination of the building’s caretaking service.

It will see personally to:

•	the repair of any material or non-material loss, by acting directly against their perpetrators without any recourse against the lessor;

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to all complaints from all occupants of the building, neighbors or third parties, particularly due to noise, odors, heat and, in general, any damage caused as a result of its use, its personnel or its clientele.

IV.4. – Indivisibility:

For all legal successors of the lessee, the obligations resulting from this lease will be deemed joint and several.

If the lessee dies before the end of the lease, all of its heirs and representatives will be jointly and severally liable.

IV.5. – Destruction of the leased premises

If the leased premises are completely destroyed by an event beyond the lessor’s control, this lease will be terminated automatically and without compensation.

In case of partial destruction, this lease maybe terminated without compensation at the request of one of the parties in derogation of article 1722 of the Civil Code, but without prejudice, for the lessor, to any rights it has against the lessee if the destruction is attributed to the lessee.

V. – Insurance

V.1. – Construction or conversion work:

The lessee must take out the insurance required to cover its civil liability in relation to the execution of any construction project as well as – depending on the nature of the work executed – for the two-year and ten-year guarantees pursuant to the provisions of the law of January 4, 1978 or any legal provisions that are substituted for them.

V.2. – Use:

It must also have its furnishings and equipment insured against all damage resulting from fire, explosion, lightening, breakage, theft, water damage, tenant risks and recovery by neighbors and third-party claims with an insurance company known to be solvent and provide proof of the existence of the policy and payment of the premiums whenever asked to do so.

By express agreement, this lease constitutes delegation and transfer to the lessor of the compensation that is owed to the lessee in case of a claim up to the amount of compensation for which the lessee is liable toward the owner.

V.3. – Additional premium:

If the activities carried on by the lessee result in additional insurance premiums, the lessee agrees to reimburse the lessor and all the other building tenants for any additional premium demanded of them as a result.

VI. – Release of the premises

VI.1. – condition of premises report – repairs:

When the lessee vacates the premises, regardless of the reason, it is its responsibility to return the premises in good repair and condition according to the obligations incumbent on it pursuant to this lease.

A condition of premises report will be drawn up at the initiative of either of the parties on the date the premises are returned by a technician or a bailiff authorized by mutual agreement or, otherwise, by the lessor.

If the lessee does not proceed with the repairs or refurbishment work incumbent on it according to the report within fifteen days, this work will be performed at the request of the lessor under the direction of its architect: the cost of this work as well as the project manager’s fees will be borne, upon proof of payment, by the lessee and charged against the security deposit, without prejudice to the compensation owed for tying up the premises.

VI.2. – Proof:

The lessee must, prior to moving out, provide proof of payment of all bills corresponding to gas, electricity and telephone service contracts and of payment of the direct or indirect contributions resulting from its activities in the leased premises.

VII. – Tolerance

All tolerance regarding the conditions of this lease and its effects and results, whatever the frequency or the duration, may never be considered a modification or elimination of these conditions.

Penalty clause

If the rent amounts and incidentals are not paid on their due date, ten days after a letter has been sent to the lessee by registered mail with return receipt requested, serving as formal notice to pay, the sums owed will be increased automatically by 10%, independent of all interest owed according to the law, of all damages and of the potential activation of the cancellation clause.

Security deposit

The lessee pays the lessor, in exchange for receipt, as security deposit, the sum of € 2,957.50 representing two months’ base rent.

This sum, which will not earn interest, will be repaid to the lessee at the end of the lease after it moves out and returns the keys, provides proof of payment of all fees and taxes and execution of the repairs for which it is responsible and less any sum that it may still owe the lessor or for which the lessor may be liable because of the lessee for any reason.

At the time of any rent readjustment, revision or renewal, the security deposit will be reduced or increased in the same proportions so that it is always equal to one month’s base rent.

Cancellation clause

If a single payment of rent, expenses or additional security deposit is not made on its due date, just as if a single one of the conditions of this lease is not satisfied, this lease will be cancelled automatically one month following an order to pay or to perform that has received no response if the lessor so decides, without any legal formalities, and eviction may be pursued by simple provisional Order establishing the cancellation clause, and subsequent proposals may not stop the effect.

All procedural, prosecution costs and costs of conservatory measures, as well as all document printing and delivery expenses, if required, will be payable by the lessee and will be considered a supplement and rent incidentals.

The security deposit will be kept by the lessor as compensation without prejudice to all other damages that may be sought.

Election of domicile

For the performance of this lease, the parties elect domicile:

•	the lessor: at its head office;

•	the lessee: in the leased premises.

Legal and registration fees

Since this agreement is dispensed from the registration requirement, the parties state that they do not wish to proceed with its voluntary registration.

Executed in Vannes, on September 23, 2009, in two copies, one of which is given to each party.

The lessor	The lessee

[Stamp]

[Signatures]